MPLX LP reports record second-quarter 2018 financial results

•	Reported second-quarter net income of $453 million and adjusted EBITDA of $867 million, which provided 1.36x distribution coverage and resulted in 3.7x leverage

•	Gathering & Processing segment income from operations of $174 million and adjusted EBITDA of $341 million driven by record gathered, processed, and fractionated volumes

•	Logistics & Storage segment income from operations of $434 million and adjusted EBITDA of $526 million driven by dropdowns and strong results from the underlying base business

•	Commenced operations of Majorsville 7 in the Marcellus and Omega in the STACK

•	Acquired an equity interest in the Agua Blanca natural gas pipeline in Texas

•	Announced a new 200 million cubic feet per day plant in the Delaware Basin, called Torñado

FINDLAY, Ohio, July 26, 2018 - MPLX LP (NYSE: MPLX) today reported record second-quarter 2018 net income attributable to MPLX of $453 million compared with $190 million in the second quarter of 2017. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $867 million compared with $474 million in the second quarter of 2017. The year-over-year EBITDA increases in the Logistics and Storage (L&S) and Gathering and Processing (G&P) segments were driven by dropdowns in the L&S segment and strong base business performance in both segments. Logistics and Storage (L&S) reported segment adjusted EBITDA of $526 million for the quarter, up $342 million versus second quarter of last year. Gathering and Processing (G&P) reported segment adjusted EBITDA of $341 million for the quarter, up $51 million on a year-over-year basis.

During the quarter, the company generated $840 million in net cash provided by operating activities and distributable cash flow of $695 million, which provided 1.36x coverage and resulted in 3.7x leverage. Consistent with its self-funding strategy, the partnership did not issue public equity during the second quarter. MPLX also announced its 22nd consecutive distribution increase to $0.6275 per common unit and affirmed its 2018 distribution growth guidance of 10 percent.

“This was another impressive quarter for our midstream business,” said Gary R. Heminger, chairman and chief executive officer. “Our team continued to grow the business both by increasing utilization of existing assets as well as executing a robust organic growth plan. The opportunity set remains extensive in the regions where we operate and we are encouraged by industry volume forecasts and the growth prospects in both the Northeast and the Permian basins.”

Heminger further commented, “As we assess our opportunities, we maintain our commitment to a self-funding base business model with an emphasis toward higher coverage and lower leverage, as we believe this approach will help us to create long-term sustainable shareholder value.”

Financial Highlights

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit and ratio data)	2018	2017	2018	2017
Net income attributable to MPLX	$453	$190	$874	$340
Adjusted EBITDA attributable to MPLX(a)	867	474	1,627	897
Net cash provided by operating activities	840	467	1,290	844
Distributable cash flow ("DCF")(a)	695	387	1,314	741
Distribution per common unit(b)	0.6275	0.5625	1.2450	1.1025
Distribution coverage ratio(c)	1.36x	1.26x	1.33x	1.27x
Growth capital expenditures(d)	431	370	901	728

(a)	Non-GAAP measure calculated before the distribution to preferred units. See reconciliation below.

(b)	Distributions declared by the board of directors of MPLX’s general partner.

(c)	Non-GAAP measure. See calculation below.

(d)	Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See capital expenditures table below.

Logistics & Storage

L&S segment income from operations and adjusted EBITDA for the second quarter of 2018 increased compared with the same period in 2017. The increase was primarily due to dropdowns from our sponsor of the refining logistics assets and the reliable fuels distribution service business as well as the continued solid performance of the segment including record pipeline throughput.

Total pipeline throughputs were 3.39 million barrels per day in the second quarter, an increase of 10 percent versus the same quarter last year. The average tariff rate was $0.64 per barrel for the quarter. Terminal throughput was 1.49 million barrels per day for the quarter which is consistent with the prior year. During the quarter, MPLX expanded its marine fleet by 12 barges, which is a 5 percent increase in the overall fleet size.

MPLX continued to execute its organic growth plan for the L&S segment. The partnership completed its major expansion work on the Ozark and Wood River-to-Patoka pipeline systems. The available capacity of these systems is now 345 thousand barrels per day (mbpd). Additional work is expected to be completed in the third quarter, which will allow capacity to increase to 360 mbpd. Both projects create additional fee-based revenue for MPLX while providing logistics solutions to MPC and other market participants.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA increased for the second quarter of 2018 compared with the same period in 2017. The increase was primarily due to increased gathered, processed and fractionated volumes.

•	Gathered volumes: 4.3 billion cubic feet per day in the second quarter of 2018, a 29 percent increase versus the second quarter of 2017

•	Processed volumes: 6.9 billion cubic feet per day in the second quarter of 2018, a 9 percent increase versus the second quarter of 2017

•	Fractionated volumes: 439,000 barrels per day in the second quarter of 2018, a 13 percent increase versus the second quarter of 2017

Regionally, the Marcellus/Utica continued its solid growth trajectory. Gathered volumes averaged 2.8 billion cubic feet per day (bcf/d) for the quarter, a 46 percent increase versus the second quarter of 2017, driven primarily by higher Utica dry-gas volumes. Processed volumes averaged 5.2 bcf/d, a 10 percent increase versus the second quarter of 2017 as volumes at the recently completed Sherwood 9 and Houston 1 plants ramped during the quarter. Fractionated volumes averaged 407,000 barrels per day, a 16 percent increase versus the second quarter of 2017. The increase was primarily the result of higher utilization at the Hopedale Complex.

To support additional growth in the Northeast, MPLX commenced operations of the 200-million-cubic-feet-per-day (mmcf/d) Majorsville 7 gas processing plant in July. MPLX also expects to add 600 million cubic feet per day of incremental processing capacity and 100,000 barrels per day of additional fractionation capacity in the Marcellus by the end of 2018.

In the Southwest, gathered volumes were 1.5 bcf/d for the second quarter, a 6 percent increase versus the second quarter of 2017. Processed volumes averaged 1.4 bcf/d for the quarter, an 8 percent increase versus the second quarter of 2017, as volumes continued to ramp at the recently completed Argo plant in the Delaware Basin. Also, in the STACK shale play in Oklahoma, MPLX commenced operations of the 75 mmcf/d Omega gas processing plant in early July.

The partnership continues to expand its footprint in the Southwest. MPLX executed an agreement to acquire an equity interest in the Agua Blanca gas pipeline running from Orla, Texas, to Waha, Texas. Additionally, in the Delaware Basin, the partnership plans to build a new 200 mmcf/d gas processing plant called Torñado in Loving County, Texas.

(In millions)	Three Months Ended June 30		Six Months Ended June 30
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2018	2017	2018	2017
Logistics and Storage(a)	$526	$184	$963	$326
Gathering and Processing(a)	$341	$290	$664	$571

(a)	Non-GAAP measure. See reconciliation below for details.

Financial Position and Liquidity

As of June 30, MPLX had $3 million in cash, approximately $2.2 billion available through its bank revolving credit facility expiring in July 2022, and $888 million available through its credit facility with MPC.

The partnership’s $3.1 billion of available liquidity at the end of the second quarter, its distribution coverage, and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s leverage ratio was 3.7x times at June 30, 2018. MPLX remains committed to maintaining an investment-grade credit profile and self-funding strategy for its organic growth capital needs.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-888-606-5719 (confirmation number 6033306) or by visiting MPLX’s website at
http://www.mplx.com and clicking on the “2018 Second-Quarter Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Thursday, August 9. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.
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About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. MPLX is engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; the transportation, storage and distribution of crude oil and refined petroleum products; and the refining logistics and fuels distributions services through a marine fleet and approximately 10,000 miles of crude oil and light product pipelines. Headquartered in Findlay, Ohio, MPLX’s assets consist of a network of crude oil and products pipelines and supporting assets, including storage facilities (tank farms) located in the Midwest and Gulf Coast regions of the United States; 62 light-product terminals with approximately 24 million barrels of storage capacity; an inland marine business; storage caverns with approximately 2.8 million barrels of storage capacity; a barge dock facility with approximately 80,000 barrels per day of crude oil and product throughput capacity; tanks with storage capacity of approximately 56 million barrels as well as refinery docks, loading racks and associated piping; and gathering and processing assets that include approximately 5.9 billion cubic feet per day of gathering capacity, 8.7 billion cubic feet per day of natural gas processing capacity and 610,000 barrels per day of fractionation capacity.

Investor Relations Contacts:
Kristina Kazarian (419) 421-2071
Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA (including segment adjusted EBITDA), distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC"). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including strategic initiatives and our value creation plans. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute its business plans, growth strategy and self-funding model; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; our ability to manage disruptions in credit markets or changes to our credit rating; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, filed with the Securities and Exchange Commission (“SEC”). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks associated with the proposed transaction between MPC and Andeavor, including, but not limited to, its ability to complete the proposed transaction on anticipated terms and timetable, the ability to obtain stockholder and regulatory approval, the ability to satisfy various other conditions to the closing of the proposed transaction, the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers, and risks relating to any unforeseen liabilities of Andeavor; its ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; the ability to manage disruptions in credit markets or changes to its credit rating; adverse changes in laws including with respect to tax and regulatory matters; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; the impact of adverse market conditions affecting MPC’s midstream business; modifications to MPLX earnings and distribution growth objectives, and other risks described above with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and in the Form S-4 filed by MPC, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit data)	2018	2017	2018	2017
Revenues and other income:
Operating revenue	$751	$547	$1,463	$1,079
Operating revenue - related parties	752	342	1,372	666
Income from equity method investments	50	1	111	6
Other income	25	26	52	51
Total revenues and other income	1,578	916	2,998	1,802
Costs and expenses:
Operating expenses	470	292	892	548
Operating expenses - related parties	223	110	401	217
Depreciation and amortization	188	164	364	351
General and administrative expenses	72	57	141	115
Other taxes	17	13	35	26
Total costs and expenses	970	636	1,833	1,257
Income from operations	608	280	1,165	545
Interest and other financial costs	151	87	281	165
Income before income taxes	457	193	884	380
Provision for income taxes	1	2	5	2
Net income	456	191	879	378
Less: Net income attributable to noncontrolling interests	3	1	5	2
Less: Net income attributable to Predecessor(a)	—	—	—	36
Net income attributable to MPLX LP	453	190	874	340
Less: Preferred unit distributions	20	17	36	33
Less: General partner’s interest in net income attributable to MPLX LP	—	74	—	136
Limited partners’ interest in net income attributable to MPLX LP	$433	$99	$838	$171

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.55	$0.26	$1.15	$0.46
Common - diluted	$0.55	$0.26	$1.15	$0.46
Weighted average limited partner units outstanding:
Common units – basic	794	377	728	370
Common units – diluted	794	382	728	374

(a) The pipeline, storage and terminals businesses acquired on March 1, 2017 ("Predecessor").

Select Financial Statistics (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions, except ratio data)	2018	2017	2018	2017
Distribution declared:
Common units (LP) - public	$181	$162	$360	$311
Common units - MPC(a)	316	56	604	105
GP units - MPC	—	6	—	11
Incentive distribution rights - MPC	—	70	—	130
Total GP and LP distribution declared	497	294	964	557
Redeemable preferred units(b)	20	17	36	33
Total distribution declared	$517	$311	$1,000	$590

Distribution coverage ratio(c)	1.36x	1.26x	1.33x	1.27x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$840	$467	$1,290	$844
Investing activities	(464)	(450)	(954)	(1,405)
Financing activities	$(373)	$12	$(336)	$619

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(d)	$867	$474	$1,627	$897
DCF attributable to GP and LP unitholders(d)	$675	$370	$1,278	$708

(a)	MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1 dropdown.

(b)
The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event, which is outside of our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(c)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(d)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	June 30 2018	Dec. 31 2017
Cash and cash equivalents	$3	$5
Total assets	21,412	19,500
Total debt(a)	11,987	7,332
Redeemable preferred units	1,003	1,000
Total equity	$6,952	$9,973
Consolidated total debt to adjusted EBITDA(b)	3.7x	3.6x

Partnership units outstanding:
GP units	—	8
MPC-held common units	505	118
Public common units	289	289

(a)	Total debt includes $112 million and $386 million of outstanding intercompany borrowings classified in current liabilities as of June 30, 2018, and Dec. 31, 2017, respectively.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $482 million and $416 million of unamortized discount and debt issuance costs as of June 30, 2018, and Dec. 31, 2017, respectively.

Logistics and Storage Operating Statistics (unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Pipeline throughput (mbpd)
Crude oil pipelines	2,229	2,027	10%	2,119	1,827	16%
Product pipelines	1,164	1,067	9%	1,110	1,010	10%
Total pipelines	3,393	3,094	10%	3,229	2,837	14%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.58	$0.58	—%	$0.57	$0.58	(2)%
Product pipelines	0.76	0.70	9%	0.76	0.73	4%
Total pipelines	$0.64	$0.62	3%	$0.64	$0.63	2%

Terminal throughput (mbpd)	1,485	1,489	—%	1,465	1,456	1%

Barges at period-end	256	232	10%	256	232	10%
Towboats at period-end	20	18	11%	20	18	11%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,147	964	19%	1,135	944	20%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,492	1,409	6%	1,484	1,377	8%
Total gathering throughput	2,639	2,373	11%	2,619	2,321	13%

Natural gas processed (mmcf/d)
Marcellus Operations	3,716	3,594	3%	3,656	3,538	3%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,434	1,333	8%	1,380	1,300	6%
Southern Appalachian Operations	254	269	(6)%	253	267	(5)%
Total natural gas processed	5,404	5,196	4%	5,289	5,105	4%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	362	313	16%	357	302	18%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	19	21	(10)%	17	20	(15)%
Southern Appalachian Operations	13	15	(13)%	13	15	(13)%
Total C2 + NGLs fractionated	394	349	13%	387	337	15%

(a)	Includes operating data for entities that have been consolidated into the Partnership financial statements.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	% Change	2018	2017	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,147	964	19%	1,135	944	20%
Utica Operations	1,654	951	74%	1,612	933	73%
Southwest Operations	1,494	1,411	6%	1,486	1,378	8%
Total gathering throughput	4,295	3,326	29%	4,233	3,255	30%

Natural gas processed (mmcf/d)
Marcellus Operations	4,286	3,811	12%	4,201	3,672	14%
Utica Operations	876	879	—%	906	973	(7)%
Southwest Operations	1,434	1,333	8%	1,380	1,300	6%
Southern Appalachian Operations	254	269	(6)%	253	267	(5)%
Total natural gas processed	6,850	6,292	9%	6,740	6,212	8%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	362	313	16%	357	302	18%
Utica Operations	45	38	18%	45	40	13%
Southwest Operations	19	21	(10)%	17	20	(15)%
Southern Appalachian Operations	13	15	(13)%	13	15	(13)%
Total C2 + NGLs fractionated	439	387	13%	432	377	15%

(a)	Includes operating data for entities that have been consolidated into the Partnership financial statements as well as operating data for Partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2018	2017	2018	2017
L&S segment adjusted EBITDA attributable to MPLX LP	$526	$184	$963	$326
G&P segment adjusted EBITDA attributable to MPLX LP	341	290	664	571
Adjusted EBITDA attributable to MPLX LP	867	474	1,627	897
Depreciation and amortization	(188)	(164)	(364)	(351)
Provision for income taxes	(1)	(2)	(5)	(2)
Amortization of deferred financing costs	(15)	(13)	(31)	(25)
Non-cash equity-based compensation	(5)	(3)	(9)	(6)
Net interest and other financial costs	(136)	(74)	(250)	(140)
Income from equity method investments	50	1	111	6
Distributions/adjustments related to equity method investments	(112)	(33)	(202)	(66)
Unrealized derivative (losses) gains(a)	(8)	3	(1)	19
Acquisition costs	—	—	(3)	(4)
Adjusted EBITDA attributable to noncontrolling interests	4	2	6	3
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	47
Net income	$456	$191	$879	$378

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP prior to the acquisition date.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2018	2017	2018	2017
Net income	$456	$191	$879	$378
Provision for income taxes	1	2	5	2
Amortization of deferred financing costs	15	13	31	25
Net interest and other financial costs	136	74	250	140
Income from operations	608	280	1,165	545
Depreciation and amortization	188	164	364	351
Non-cash equity-based compensation	5	3	9	6
Income from equity method investments	(50)	(1)	(111)	(6)
Distributions/adjustments related to equity method investments	112	33	202	66
Unrealized derivative losses (gains)(a)	8	(3)	1	(19)
Acquisition costs	—	—	3	4
Adjusted EBITDA	871	476	1,633	947
Adjusted EBITDA attributable to noncontrolling interests	(4)	(2)	(6)	(3)
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	(47)
Adjusted EBITDA attributable to MPLX LP	867	474	1,627	897
Deferred revenue impacts	2	9	11	17
Net interest and other financial costs	(136)	(74)	(250)	(140)
Maintenance capital expenditures	(33)	(23)	(58)	(35)
Equity method investment capital expenditures paid out	(5)	—	(16)	(2)
Other	—	1	—	2
Portion of DCF adjustments attributable to Predecessor(b)	—	—	—	2
DCF attributable to MPLX LP	695	387	1,314	741
Preferred unit distributions	(20)	(17)	(36)	(33)
DCF attributable to GP and LP unitholders	$675	$370	$1,278	$708

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2018	2017	2018	2017
Net cash provided by operating activities	$840	$467	$1,290	$844
Changes in working capital items	(145)	(58)	33	(14)
All other, net	17	(8)	14	(17)
Non-cash equity-based compensation	5	3	9	6
Net gain on disposal of assets	—	2	—	1
Net interest and other financial costs	136	74	250	140
Current income taxes	—	1	—	1
Asset retirement expenditures	4	—	5	1
Unrealized derivative losses (gains)(a)	8	(3)	1	(19)
Acquisition costs	—	—	3	4
Other adjustments to equity method investment distributions	5	—	27	—
Other	1	(2)	1	—
Adjusted EBITDA	871	476	1,633	947
Adjusted EBITDA attributable to noncontrolling interests	(4)	(2)	(6)	(3)
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	(47)
Adjusted EBITDA attributable to MPLX LP	867	474	1,627	897
Deferred revenue impacts	2	9	11	17
Net interest and other financial costs	(136)	(74)	(250)	(140)
Maintenance capital expenditures	(33)	(23)	(58)	(35)
Equity method investment capital expenditures paid out	(5)	—	(16)	(2)
Other	—	1	—	2
Portion of DCF adjustments attributable to Predecessor(b)	—	—	—	2
DCF attributable to MPLX LP	695	387	1,314	741
Preferred unit distributions	(20)	(17)	(36)	(33)
DCF attributable to GP and LP unitholders	$675	$370	$1,278	$708

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Capital Expenditures (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2018	2017	2018	2017
Capital Expenditures(a):
Maintenance	$33	$23	$58	$35
Growth	499	380	924	651
Total capital expenditures	532	403	982	686
Less: Increase in capital accruals	121	31	115	33
Asset retirement expenditures	4	—	5	1
Additions to property, plant and equipment	407	372	862	652
Capital expenditures of unconsolidated subsidiaries(b)	113	81	167	205
Total gross capital expenditures	520	453	1,029	857
Less: Joint venture partner contributions	56	59	70	93
Total capital expenditures, net	464	394	959	764
Less: Maintenance capital	33	24	58	36
Total growth capital expenditures	$431	$370	$901	$728

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.